SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

December 11, 2003

MINERA ANDES INC.

(Exact name of registrant as specified in its charter)

ALBERTA, CANADA

(State or other jurisdiction of incorporation)

000-22731	None
(Commission File No.)	(IRS Employer ID)

3303 N. Sullivan Road

Spokane, Washington 99216

(Address of principal executive offices and Zip Code)

(509) 921-7322

(Registrant’s telephone number, including area code)

ITEM 5.	OTHER INFORMATION AND REGULATION FD DISCLOSURE

Minera Andes Inc. announced the conclusion of an agreement with N.A. Degerstrom, Inc. (“Degerstrom”), subject to the approval of the TSX Venture Exchange (“TSX-V”), for the termination of the existing Operating Agreement and Production Bonus Agreement, as well as the acquisition of the royalty held by Degerstrom over all of the existing properties held by the Corporation.

In terms of the agreements signed by the Corporation with Degerstrom in 1995, Minera Andes acquired various properties, intellectual assets and materials, consisting of Degerstrom’s total portfolio of exploration properties and activities in Argentina at that time. These agreements included an Operating Agreement in which Degerstrom provided ongoing logistical support and expertise to the Corporation.

The Corporation purchased these assets for shares and the properties formed the core of the exploration properties held by Minera Andes. In the agreements with Degerstrom, the Production Bonus Agreement consists of “Bonus” shares agreed to be issued by Minera Andes to Degerstrom at the time of completion of a bankable feasibility study on any property. A total of 1,213,409 shares are required to be issued.

With the progress now made on Huevos Verdes vein, the Corporation determined with Degerstrom that it would be appropriate to cancel the Operating Agreement and to conclude to finalize all payments due to Degerstrom, including amounts that may have become due in terms of the Royalty Agreement. All of Minera Andes properties are covered under the royalty which is calculated on a sliding scale of up to a 2 percent NSR, including the Huevos Verdes property in Santa Cruz province, presently being advanced in joint venture with Mauricio Hochschild & Cia. Ltda.

Minera Andes has agreed to make a payment of US$500,000 in cash to Degerstrom, on receipt of approval from the TSX-V for termination of the Operating Agreement, cancellation of the obligation to make payment of the Bonus shares and assignment of the Royalty Agreement. An additional payment of US$250,000 will be made to Degerstrom in the event that any property presently held by the Corporation, other than Huevos Verdes, reaches a production decision within the next 10 years.

Degerstrom is a U.S.-based contract mining and construction firm that holds 6,275,000 common shares, or about 10.5 percent of Minera Andes’ issued and outstanding common shares.

Minera Andes is a mining exploration corporation that is involved with approximately 10 projects on about 198,000 hectares (about 489,000 acres) of mineral exploration land in Argentina. The properties primarily contain gold, silver and copper mineralization targets. The Corporation is presently pursuing the further development of its co-owned gold/silver discovery property in Santa Cruz province, and is prospecting in other Argentine provinces. The Corporation presently has 59,640,865 issued and outstanding common shares.

It is anticipated that the closing of the transaction will take place before the end of the year upon receipt of TSX-V approval.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1	News Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: December 11, 2003

MINERA ANDES INC.

By:	/s/ Allen V. Ambrose

Allen V. Ambrose, President